Exhibit 8.1

October 9, 2013

Stereotaxis, Inc.

4320 Forest Park Avenue

Suite 100

St. Louis, MO 63108

Re: Rights Offering—United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the distribution by the Company to its stockholders and certain of its warrant holders (pursuant to the terms of their respective warrants), of transferable subscription rights (the “Rights”) to purchase an aggregate of up to 6,315,953 shares of common stock (the “Rights Shares”), par value $0.001 per share (the “Common Stock”), of the Company, at a price of $3.00 per full share (the “Subscription Price”), pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-191054) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of this opinion letter, we have examined and relied upon the following documents:

1.      A copy of the Registration Statement (including the prospectus filed as part thereof); and

2.      Such other additional instruments, certifications, documents, representations and other records as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed, with your permission, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures and the capacity of each person executing a document to so act, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and bylaws or the laws of such party’s jurisdiction of organization, (iv) that the documents listed above that have been reviewed in proposed or draft form will be executed in substantially the same form as the documents that we have reviewed; and (v) that all of the representations, factual assumptions, and statements set forth in the documents listed above have been and will be performed or satisfied in accordance with their terms. In rendering our opinion, we relied exclusively on those facts that have been provided to us by the Company, which we assume have been, and will continue to be, true.

Stereotaxis, Inc. October 9, 2013 Page 2

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificate), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Our opinion is effective as of the date hereof; it is based upon the facts described in the Registration Statement and upon facts as they have been represented to us or determined by us as of this date. Any inaccuracies in or alterations of such facts may adversely affect our opinion. Further, our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated or proposed under the Code, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Additionally, our opinion is not binding on the Service or any court, and there can be no assurance that contrary positions may not be taken by the Service.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the receipt and exercise (or expiration) of the Rights and owning and disposing of the Shares received upon exercise of the Rights and constitutes the opinion of Bryan Cave LLP.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter speaks only as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the prospectus filed with the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP